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SFS Bancorp Inc.

     FOR IMMEDIATE RELEASE                       FOR ADDITIONAL INFORMATION
     JUNE 21, 1996                              CONTACT JOSEPH H. GIAQUINTO


                              SFS BANCORP, INC.
                      ANNOUNCES 5% STOCK REPURCHASE PROGRAM

Schenectady, New York, - June 21, 1996 - SFS Bancorp, Inc., announced its intention today to repurchase up to 5% of its outstanding shares in the open market. These shares will be purchased at prevailing market prices from time to time depending upon market conditions.

Joseph H. Giaquinto, President of the Company, indicated that the Board of Directors approved the repurchase program in view of the current price level of the Company's common stock and the strong capital position of the Company's subsidiary, Schenectady Federal Savings Bank. Mr. Giaquinto stated that "we believe that the repurchase of our shares represents an attractive investment opportunity which will benefit the Company and our stockholders. The repurchased shares will become treasury shares and will be used for general corporate purposes."

Over the past three months, the SFS Bancorp, Inc. common stock traded between $11.75 and $13.00. At March 31, 1996, the Company had $165.6 million in assets and stockholders' equity of $23.3 million. On May 31, 1996, the Company had 1,360,450 shares outstanding.























  251-263 State Street  P.O. Box 2208 - Schenectady, N.Y. 12301-2208
  Tel:  395-2300 - Fax:  395-2330